Exhibit 99.1

Questcor Reports Record Second Quarter Financial Results

Net Sales $279 Million; Increase of 42% over Prior Year Non-GAAP Results

GAAP EPS of $1.54, Non-GAAP EPS of $1.85 up 37% Year-Over-Year

$99 Million of Operating Cash Flow

Record 8,850 Acthar Vials Shipped in Quarter, up 26% over Prior Year

Launched Commercial Effort in Lupus

Expanding Pulmonology Sales Force Following Successful Pilot Effort

ANAHEIM, Calif., July 24, 2014 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported financial results for the second quarter ended June 30, 2014.

	Three Months Ended 06/30/14	Three Months Ended 06/30/13	Percentage Change
GAAP Net Sales	$278.8 Million	$184.6 Million	51%
Non-GAAP Net Sales	$278.8 Million	$196.1 Million	42%
GAAP Diluted EPS	$1.54	$1.12	37%
Non-GAAP Diluted EPS	$1.85	$1.35	37%

	Six Months Ended 06/30/14	Six Months Ended 06/30/13	Percentage Change
Net Sales	$505.9 Million	$319.7 Million	58%
Non-GAAP Net Sales	$505.9 Million	$331.2 Million	53%
GAAP Diluted EPS	$2.75	$1.79	54%
Non-GAAP Diluted EPS	$3.25	$2.13	53%

Net sales for the second quarter ended June 30, 2014 were $278.8 million, up 51% from $184.6 million in GAAP net sales and up 42% from $196.1 million in non-GAAP net sales in the second quarter of 2013. Net sales for H.P. Acthar® Gel (repository corticotropin injection) for the second quarter ended June 30, 2014 were $261.4 million, up 48% from $177.0 million in GAAP net sales and up 39% from $188.5 million in non-GAAP net sales in the second quarter of June 2013. The significant increase in net sales was driven by increased prescribing of Acthar by physicians for patients suffering from rheumatoid arthritis, systemic lupus erythematosus, dermatomyositis, polymyositis, nephrotic syndrome, multiple sclerosis exacerbations, infantile spasms and symptomatic sarcoidosis – all FDA-approved indications for Acthar. BioVectra, the Company’s specialty manufacturing subsidiary, had net sales of $17.4 million in the second quarter of 2014, an increase of 131% from $7.5 million in the second quarter of 2013. This increase was driven by increased demand for BioVectra’s specialty pharmaceutical fermentation and synthetic manufacturing capabilities. GAAP earnings for the second quarter of 2014 were $1.54 per diluted common share, up 37% from the year ago quarter. Second quarter 2014 non-GAAP earnings per share were $1.85, an increase of 37% from the prior year period.

Net sales for the second quarter of 2013 included the effect of the Company’s decision to accrue, based on information received in the quarter, an incremental Medicaid rebate liability of $11.5 million related to Questcor’s 2001 entry into the Medicaid system subsequent to Questcor’s acquisition of Acthar in 2001.

Questcor shipped 8,850 vials of Acthar during the second quarter of 2014, which represents a new record for Acthar shipments in a quarter and an increase of 26% from the 7,050 vials shipped in the year ago quarter. Quarterly vial shipments are subject to significant variation due to several factors, including the size and timing of individual orders received from Questcor’s distributor. The timing of when these orders are received and filled can significantly affect net sales and net income in any particular quarter. The Company believes that investors should consider the Company’s results over several quarters when analyzing the Company’s performance.

“Acthar prescription activity accelerated in the quarter, resulting in record net sales and earnings,” said Don M. Bailey, President and CEO of Questcor. “Similar to 2013, Acthar prescription activity picked up significantly in the second quarter, led by growth in our rheumatology indications and a resurgence in prescriptions for nephrotic syndrome. In addition, BioVectra experienced significantly improved results and we are in the process of expanding BioVectra’s specialty fermentation capacity in order to meet the growing demand for their contract manufacturing services.”

To allow comparable analysis, the Company has defined “new paid” prescriptions in the below paragraphs to include prescriptions covered by commercial carriers, Medicare, Medicaid and Tricare in all periods regardless of the rebate percentage applicable in those periods. The numbers are based on internal company estimates.

“There were between 2,775 and 2,800 total new paid prescriptions for Acthar in the second quarter, an increase of approximately 23% compared with the second quarter of 2013 and an increase of 19% sequentially,” commented Steve Cartt, Chief Operating Officer of Questcor. “Of particular note, we continue to see increased prescribing of Acthar by rheumatologists as a result of our ongoing educational efforts in rheumatology that, until very recently, have focused primarily on dermatomyositis and polymyositis. For all combined FDA-approved rheumatology-related Acthar indications, pharmacies filled between 665 and 675 new paid Acthar prescriptions during the second quarter, more than double the 315 to 320 prescriptions filled in the year ago quarter and an increase of 16% sequentially. Rheumatology prescriptions now account for approximately one-third of our total Acthar business. Overall, we had a strong second quarter, and we are seeing similar trends in the first few weeks of the current quarter.”

Mr. Cartt continued, “We have recently increased our promotional emphasis within rheumatology on systemic lupus erythematosus due to the recent publication in the journal LUPUS of an independent investigator-initiated, 10-patient study of Acthar in the treatment of lupus patients suffering from significant disease activity. Rheumatologists and patient organizations tell us that lupus patients have a significant need for new therapeutic options, and we are excited about the potential for Acthar to help select lupus patients in need of an additional FDA-approved treatment alternative.”

“In addition, our pilot effort focused on educating pulmonologists about Acthar in the treatment of respiratory manifestations of symptomatic sarcoidosis has generated a positive response over the last few months, consistent with our previous pilot detailing efforts in both nephrology and rheumatology. Prescribing activity by pulmonologists has exceeded our expectations since the pilot detailing effort began in February 2014, with approximately 40 to 45 new paid prescriptions shipped by pharmacies in the second quarter. As a result of these encouraging early results, we will be expanding the pulmonology sales force from 7 to 35 Acthar representatives and expect to complete this expansion by January 2015,” concluded Mr. Cartt.

Pharmacies filled between 480 and 490 new paid prescriptions for Nephrotic Syndrome (NS) in the quarter, an increase of about 20% compared with the second quarter of 2013 and an increase of 37% sequentially. Net sales resulting from NS prescriptions currently account for approximately one-third of our total Acthar business. During the second quarter, pharmacies filled between 1,350 and 1,360 new paid prescriptions for MS relapse patients as well, representing an increase of about 5% compared with the second quarter of 2013 and an increase of 18% sequentially. Net sales generated from MS relapse prescriptions currently represent approximately one-quarter of our total Acthar business. Lastly, pharmacies filled between 215 and 220 new paid prescriptions for Infantile Spasms during the quarter, compared to between 215 to 220 new paid prescriptions for Infantile Spasms in the year ago quarter.

The Company believes that insurance coverage for Acthar continues to remain favorable and relatively consistent. The Company believes that reimbursement rates for Acthar have remained favorable and relatively consistent in large part because Acthar is generally reserved by physicians for patients with more severe forms of the medical conditions for which the drug is being prescribed, the patient has often not properly responded to other therapies and Acthar is approved by the FDA for that difficult to treat medical condition.

Year-to-Date Financial Results

Net sales for the first six months of 2014 were $505.9 million, with BioVectra contributing $34.8 million. Net sales in the first six months of 2013 were $319.7 million, with BioVectra contributing $15.9 million. On a non-GAAP basis, net sales for the six months ended June 30, 2013 were $331.2 million. GAAP earnings for the first six months of 2014 were $2.75 per diluted common share, compared to $1.79 per diluted common share for the comparable period of 2013. Non-GAAP earnings for the six months ended June 30, 2014 were $3.25 per diluted common share excluding non-cash share-based compensation expense, depreciation and amortization expense, other non-cash expense related to the acquisitions of BioVectra and Synacthen and Synacthen Depot, and transaction-related expenses in connection with our pending merger with Mallinckrodt public limited company (NYSE: MNK). Non-GAAP earnings for the comparable period of 2013 were $2.13 per diluted common share. The reconciliation between GAAP and non-GAAP financial measures is provided with the financial tables included with this release.

Research and Development Progress

Research and development (R&D) expense increased 80% to $22.0 million in the three months ended June 30, 2014, compared with $12.2 million for the year ago period. The increased R&D expense reflects the Company’s ongoing efforts to further build the body of clinical evidence for Acthar, clarify the potential immune-modulating properties of Acthar and Synacthen Depot, and identify mechanisms of action that potentially could be applicable to other inflammatory and auto-immune diseases with high unmet medical needs. R&D expense in the second quarter of 2014 includes an upfront payment of $3.3 million to a third party in connection with a research and development agreement.

The Company is also identifying new patient populations in which to evaluate both Acthar and Synacthen Depot through exploratory clinical studies. Questcor is presently funding research and development for Acthar in the following indications:

New Indications for Label Enhancement Programs:

•	Amyotrophic Lateral Sclerosis (ALS): Patient enrollment has been completed in a company-sponsored dose-ranging Phase 2 clinical trial to evaluate the safety and tolerability of Acthar in patients with ALS, often referred to as Lou Gehrig’s disease. ALS is a life-threatening, progressive neurodegenerative disease that affects nerve cells in the brain and the spinal cord.

•	Diabetic Nephropathy: Enrollment continues in a company-sponsored Phase 2 trial to evaluate the efficacy and safety of Acthar in patients with diabetic nephropathy, one of the most common causes of end-stage renal disease in the United States.

•	Acute Respiratory Distress Syndrome (ARDS): Site selection has been initiated for a Phase 2 study to explore the safety and efficacy of Acthar in patients with ARDS. ARDS is an acute life threatening lung condition that can result from pulmonary and non-pulmonary infections or a multitude of other serious conditions.

Clinical Trials Supporting Approved Indications:

•	Idiopathic Membranous Nephropathy: Enrollment continues in a company-sponsored Phase 4 trial in idiopathic membranous nephropathy. Patients enrolled in this study are refractory, or non-responsive, to current standard therapies or have relapsed after partial remission on current standard therapies. (NOTE: for clarity, this trial is separate and distinct from the independent investigator-initiated study in idiopathic membranous nephropathy patients discussed in Questcor’s April 21, 2014 press release.)

•	Lupus: Enrollment continues in a company-sponsored multi-site Phase 4 clinical trial to evaluate the efficacy and safety of daily Acthar administration during a 6-month period in patients with persistently active lupus.

Preclinical work related to the evaluation of a select group of potential Synacthen Depot indications is in process.

Cash and Dividends

Cash flow from operations was $99 million during the second quarter of 2014 compared to $82 million during the second quarter of 2013. As of July 18, 2014, Questcor had cash, cash equivalents and short-term investments of $474.6 million, including $75 million in restricted cash to secure certain post-closing payment obligations related to Questcor’s acquisition of Synacthen and Synacthen Depot.

On July 8, 2014, Questcor paid its second quarter dividend of $0.30 per share to shareholders of record at the close of business on July 1, 2014.

Definitive Merger Agreement with Mallinckrodt

On April 7, 2014, Questcor announced that it had entered into a definitive merger agreement under which Mallinckrodt public limited company will acquire Questcor in a transaction valued, based on the closing price of Mallinckrodt common stock on July 18, 2014, at approximately $6.3 billion. Under the terms of the transaction, Questcor shareholders will receive $30.00 per share in cash and 0.897 Mallinckrodt shares for each share of Questcor common stock they own, which, based on the closing price of Mallinckrodt common stock on July 18, 2014, is $97.37 per share. Following completion of the merger, Mallinckrodt shareholders will own approximately 50.5% and former Questcor shareholders will own approximately 49.5% of the combined company’s stock (calculated on a fully diluted basis using the treasury stock method). Mallinckrodt has filed with the SEC a registration statement on Form S-4 containing a joint proxy statement of Mallinckrodt and Questcor that also constitutes a prospectus of Mallinckrodt. The SEC declared the registration statement effective on July 11, 2014 and the Company commenced mailing of the definitive joint proxy/prospectus to its shareholders on July 14, 2014. The merger, which is subject to the approval of the shareholders of both companies, is currently expected to be completed in August 2014. In light of the pending transaction, Questcor has suspended conducting quarterly conference calls.

Acthar Label Information

The product label for Acthar includes 19 FDA-approved indications. Substantially all of the Company’s net sales currently result from Acthar prescriptions for the following on-label indications:

•	Nephrotic Syndrome (NS): “to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” NS can result from several underlying conditions, and prescribing physicians indicate that Acthar is most commonly being prescribed for patients who have proteinuria and suffer from NS due to idiopathic membranous nephropathy, focal segmental glomerulosclerosis (FSGS), IgA nephropathy, minimal change disease and lupus nephritis.

•	Rheumatology Related Conditions: Acthar is approved for the following rheumatology related conditions: (i) Collagen Diseases: Acthar is indicated “during an exacerbation or as maintenance therapy in selected cases of systemic lupus erythematosus, systemic dermatomyositis (polymyositis)” and (ii) Rheumatic Disorders: Acthar is indicated as “adjunctive therapy for short-term administration (to tide the patient over an acute episode or exacerbation) in: Psoriatic arthritis, Rheumatoid arthritis, including juvenile rheumatoid arthritis (selected cases may require low-dose maintenance therapy), Ankylosing spondylitis.”

•	Multiple Sclerosis (MS): “for the treatment of acute exacerbations of multiple sclerosis in adults. Clinical controlled trials have shown H.P. Acthar Gel to be effective in speeding the resolution of acute exacerbations of multiple sclerosis. However, there is no evidence that it affects the ultimate outcome or natural history of the disease.” When Acthar is used, it is typically prescribed as second line treatment for patients with MS exacerbations.

•	Infantile Spasms (IS): “as monotherapy for the treatment of infantile spasms in infants and children under 2 years of age.”

Non-GAAP Financial Measures

The Company believes it is important to share non-GAAP financial measures with investors as these measures may better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the

Company’s financial performance is enhanced as a result of the disclosure of these non-GAAP financial measures. Non-GAAP financial measures should not be viewed in isolation, or as a substitute for, or as superior to, reported GAAP financial measures. The reconciliation between GAAP and non-GAAP financial measures are provided with the financial tables included with this release.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders. Questcor also provides specialty contract manufacturing services to the global pharmaceutical industry through its wholly-owned subsidiary BioVectra Inc. For more information about Questcor, please visit www.questcor.com.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:

Investors:

714-497-4899

IR2@Questcor.com

Media:

Jennifer Beugelmans or Daniel Katcher

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

QUESTCOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except net income per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue
Pharmaceutical net sales	$261,412	$177,045	$471,180	$303,817
Contract manufacturing net sales	17,418	7,528	$34,754	$15,885

Total net sales	278,830	184,573	$505,934	$319,702
Cost of sales	23,152	17,221	44,562	33,410

Gross profit	255,678	167,352	461,372	286,292
Operating expenses:
Selling and marketing	56,792	37,900	103,859	73,362
General and administrative	26,848	13,126	49,475	25,675
Research and development	22,008	12,240	41,937	23,033
Depreciation and amortization	1,065	1,014	2,092	2,084
Change in fair value of contingent consideration	1,201	—	2,382	—
Impairment of goodwill and intangibles	—	—	—	719

Total operating expenses	107,914	64,280	199,745	124,873

Income from operations	147,764	103,072	261,627	161,419
Interest and other income (expense), net	(226)	20	(1,018)	(322)
Foreign currency transaction gain (loss)	60	—	(94)	(488)

Income before income taxes	147,598	103,092	260,515	160,609
Income tax expense	51,162	33,969	89,769	52,424

Net income	$96,436	$69,123	$170,746	$108,185
Change in unrealized gains or losses on available-for-sale securities, net of related tax effects	31	(29)	37	(34)
Change in foreign currency translation adjustments	1,479	(1,451)	242	(2,640)

Comprehensive income	$97,946	$67,643	$171,025	$105,511

Net income per share:
Basic	$1.62	$1.17	$2.87	$1.86

Diluted	$1.54	$1.12	$2.75	$1.79

Shares used in computing net income per share:
Basic	59,686	58,938	59,415	58,075

Diluted	62,451	61,498	62,172	60,581

Dividends declared per share of common stock	$0.30	$0.25	$0.60	$0.50

Reconciliation of Non-GAAP Adjusted Financial Disclosure

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted net income	$115,822	$83,323	$202,083	$128,987
Stock-based Compensation (1)	(5,729)	(4,382)	(11,442)	(8,546)
Depreciation & Amortization Expense, including impairment expense (2)	(3,222)	(1,882)	(6,391)	(3,615)
Other non-cash expense (income) related to acquisition of BioVectra (3)	(573)	(219)	(1,127)	(890)
Other non-cash expense (income) related to acquisition of Synacthen (4)	(1,133)	0	(2,247)	0
Acquisition related expenses (5)	(6,607)	0	(8,001)	0
Medicaid adjustment for 2002 - 2009 (6)	0	(7,717)	0	(7,751)
Research and development milestone (7)	(2,122)	0	(2,129)	0

Net income - GAAP	$96,436	$69,123	$170,746	$108,185

Adjusted net income per share - basic	$1.94	$1.41	$3.40	$2.22
Stock-based Compensation (1)	(0.10)	(0.07)	(0.19)	(0.15)
Depreciation & Amortization Expense, including impairment expense (2)	(0.05)	(0.03)	(0.11)	(0.06)
Other non-cash expense (income) related to acquisition of BioVectra (3)	(0.01)	(0.00)	(0.02)	(0.02)
Other non-cash expense (income) related to acquisition of Synacthen (4)	(0.02)	—	(0.04)	—
Acquisition related expenses (5)	(0.11)	—	(0.13)	—
Medicaid adjustment for 2002 - 2009 (6)	—	(0.13)	—	(0.13)
Research and development milestone (7)	(0.04)	—	(0.04)	—

Net income per share - basic	$1.62	$1.17	$2.87	$1.86

Adjusted net income per share - diluted	$1.85	$1.35	$3.25	$2.13
Stock-based Compensation (1)	(0.09)	(0.07)	(0.18)	(0.14)
Depreciation & Amortization Expense, including impairment expense (2)	(0.05)	(0.03)	(0.10)	(0.06)
Other non-cash expense (income) related to acquisition of BioVectra (3)	(0.01)	(0.00)	(0.02)	(0.01)
Other non-cash expense (income) related to acquisition of Synacthen (4)	(0.02)	—	(0.04)	—
Acquisition related expenses (5)	(0.11)	—	(0.13)	—
Medicaid adjustment for 2002 - 2009 (6)	—	(0.13)	—	(0.13)
Research and development milestone (7)	(0.03)	—	(0.03)	—

Net income per share - diluted	$1.54	$1.12	$2.75	$1.79

Net sales - Questcor	$261,412	$177,045	$471,180	$303,817
Net sales - BioVectra	17,418	7,528	34,754	15,885

Consolidated net sales	278,830	184,573	505,934	319,702
Medicaid adjustment	0	11,500	0	11,500

Adjusted consolidated net sales	$278,830	$196,073	$505,934	$331,202

Notes to Reconciliation of Non-GAAP Adjusted Financial Disclosure

Net income per share – basic and diluted may not foot due to rounding.

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1. Share-based compensation expense.

2. Depreciation and amortization expense.

3. Other non-cash expense (income) related to the acquisition of BioVectra, including compensation expense associated with the BV agreement.

4. Other non-cash expense (income) related to the acquisition of Synacthen Depot, including net present value adjustment of the Synacthen Depot liability.

5. Transaction costs related to the pending merger with Mallinckrodt plc.

6. Medicaid adjustment for prior period 2002 – 2009.

7. Upfront payment to a third party in connection with a research and development agreement.

QUESTCOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$331,679	$175,840
Short-term investments	61,074	69,166

Total cash, cash equivalents and short-term investments	392,753	245,006
Accounts receivable, net of allowances for doubtful accounts of $408 and $475 at June 30, 2014 and December 31, 2013, respectively	106,954	87,069
Inventories, net of allowances of $1,441 and $1,329 at June 30, 2014 and December 31, 2013, respectively	16,382	16,368
Restricted cash - current portion	50,000	25,000
Prepaid income taxes	9,970	—
Prepaid expenses and other current assets	7,668	7,124
Deferred tax assets	11,512	16,209

Total current assets	595,239	396,776
Property and equipment, net	36,409	31,733
Goodwill	20,527	20,464
In process R&D asset	186,530	191,451
Intangibles and other non current assets, net	28,589	30,131
Restricted cash	25,000	50,000
Deposits and other assets	134	389
Deferred tax assets	15,410	15,410

Total assets	$907,838	$736,354

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,264	$14,302
Accrued compensation	23,019	16,489
Sales-related reserves	26,913	35,370
Accrued royalties	46,398	35,163
Dividend payable	18,426	18,093
Current portion of contingent consideration associated with the acquisition of BioVectra	4,124	4,238
Current portion of non-contingent liability associated with the acquisition of Synacthen and Synacthen Depot	23,810	24,398
Income taxes payable	2,219	3,693
Current portion of long-term debt	1,701	1,665
Other accrued liabilities	3,860	7,159

Total current liabilities	187,734	160,570
Long-term debt, less current portion	13,181	13,998
Contingent consideration associated with acquisition of BioVectra	30,642	33,224
Non-contingent liability associated with the acquisition of Synacthen and Synacthen Depot	22,675	45,378
In process R&D liability	72,011	70,290
Non current deferred tax liability	10,602	10,569
Other non current liabilities	2,853	2,961

Total liabilities	339,698	336,990

Shareholders’ equity:
Preferred stock, no par value, 5,334,285 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized, 61,448,937 and 60,137,758 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	64,927	30,386
Retained earnings	506,187	372,231
Accumulated other comprehensive (loss) income	(2,974)	(3,253)

Total shareholders’ equity	568,140	399,364

Total liabilities and shareholders’ equity	$907,838	$736,354

QUESTCOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2014	2013
OPERATING ACTIVITIES
Net income	$170,746	$108,185
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	17,469	12,679
Deferred income taxes	4,699	962
Amortization of investments	521	245
Depreciation and amortization	9,757	4,645
Impairment of goodwill and intangibles	—	719
Loss on disposal of property and equipment	—	95
Imputed interest for contingent consideration and in-process R&D	2,382	588
Other compensation expense	1,059	494
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(17,887)	(2,883)
Inventories	20	4,270
Prepaid income taxes	(9,970)	—
Prepaid expenses and other current assets	225	1,175
Accounts payable	20,306	(2,569)
Accrued compensation	6,530	(10,780)
Sales-related reserves	(8,457)	(1,786)
Accrued royalties	11,235	7,060
Income taxes payable	(1,535)	(2,684)
Other accrued liabilities	(1,714)	2,555
Other non-current liabilities	45	21

Net cash flows provided by operating activities	205,431	122,991

INVESTING ACTIVITIES
Purchase of property and equipment	(8,266)	(1,138)
Purchase of short-term investments	(33,570)	(52,001)
Proceeds from maturities of short-term investments	41,178	116,206
Acquisition of BioVectra, net of cash acquired	—	(46,692)
Contingent consideration payment related to BioVectra acquisition	(4,581)	—
Restricted cash associated with the acquisition of Synacthen	—	(75,000)
Acquisition of Synacthen	—	(60,000)
Annual cash payment for Synacthen	(25,000)	—
Proceeds from sale of Doral	—	700
Deposits and other assets	766	—

Net cash flows used in investing activities	(29,473)	(117,925)

FINANCING ACTIVITIES
Repayment of funded long-term debt	(591)	(613)
Repayment of other long-term debt	(232)	(212)
Income tax benefit realized from share-based compensation plans	17,699	5,173
Issuance of common stock, net	1,519	6,943
Repurchase of common stock	(2,146)	—
Dividends paid	(36,457)	(14,887)

Net cash flows used in financing activities	(20,208)	(3,596)

Effect of cash on changes in exchange rates	89	(313)
Increase in cash and cash equivalents	155,839	1,157

Cash and cash equivalents at beginning of period	175,840	80,608

Cash and cash equivalents at end of period	$331,679	$81,765

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$294	$380

Cash paid for income taxes	$78,884	$49,234

Supplemental Disclosures of Investing and Financing Activities:
Dividend payable	$18,426	$15,000

In conjunction with the acquisition of BioVectra at January 18, 2013:
Incremental fair value of assets acquired, net		$80,698
Less: fair value of contingent consideration		(30,383)

		50,315
Loss on foreign exchange rate		488

Total cash paid for acquisition of BioVectra		$50,803

Cautionary Statement Regarding Forward-Looking Statements

Statements in this document that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Mallinckrodt and Questcor operate; the commercial success of Mallinckrodt’s and Questcor’s products, including H.P. Acthar® Gel; Mallinckrodt’s and Questcor’s ability to protect intellectual property rights; the parties’ ability to satisfy the merger agreement conditions and consummate the merger on the anticipated timeline or at all; the availability of financing, including the financing contemplated by the debt commitment letter, on anticipated terms or at all; Mallinckrodt’s ability to successfully integrate Questcor’s operations and employees with Mallinckrodt’s existing business; the ability to realize anticipated growth, synergies and cost savings; Questcor’s performance and maintenance of important business relationships; the lack of patent protection for Acthar, and the possible United States Food and Drug Administration (“FDA”) approval and market introduction of additional competitive products; Questcor’s reliance on Acthar for substantially all of its net sales and profits; Questcor’s ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with nephrotic syndrome, multiple sclerosis, infantile spasms or rheumatology-related conditions, and Questcor’s ability to develop other therapeutic uses for Acthar; volatility in Questcor’s Acthar shipments, estimated channel inventory, and end-user demand; an increase in the proportion of Questcor’s Acthar unit sales comprised of Medicaid-eligible patients and government entities; Questcor’s research and development risks, including risks associated with Questcor’s work in the areas of nephrotic syndrome and lupus and Questcor’s efforts to develop and obtain FDA approval of Synacthen™ Depot; Mallinckrodt’s ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; Mallinckrodt’s ability to obtain and/or timely transport molybdenum-99 to its technetium-99m generator production facilities; customer concentration; cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations; Mallinckrodt’s ability to successfully develop or commercialize new products; competition; Mallinckrodt’s ability to achieve anticipated benefits of price increases; Mallinckrodt’s ability to integrate acquisitions of technology, products and businesses generally; product liability losses and other litigation liability; the reimbursement practices of a small number of large public or private issuers; complex reporting and payment obligations under healthcare rebate programs; changes in laws and regulations; conducting business internationally; foreign exchange rates; material health, safety and environmental liabilities; litigation and violations; information technology infrastructure; and restructuring activities. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in (i) Mallinckrodt’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended September 27, 2013 and Quarterly Reports on Form 10-Q for the quarterly periods ended December 27, 2013 and March 28, 2014; (ii) the SEC filings of Cadence Pharmaceuticals, Inc., which was acquired by Mallinckrodt on March 19, 2014, including its Annual Report on

Form 10-K for the fiscal year ended December 31, 2013; and (iii) Questcor’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2013 (and the amendment thereto on Form 10-K/A), its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 and its Current Report on Form 8-K filed with the SEC on July 10, 2014. The forward-looking statements made herein speak only as of the date hereof and none of Mallinckrodt, Questcor or any of their respective affiliates assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Important Information for Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transaction between Mallinckrodt and Questcor, Mallinckrodt has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a joint proxy statement of Mallinckrodt and Questcor that also constitutes a prospectus of Mallinckrodt. The registration statement on Form S-4 was declared effective by the SEC on July 11, 2014. Each of Mallinckrodt and Questcor commenced mailing the joint proxy statement/prospectus to its respective shareholders on July 14, 2014. INVESTORS AND SECURITY HOLDERS OF MALLINCKRODT AND QUESTCOR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT HAVE BEEN OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the joint proxy statement/prospectus, the registration statement and other documents filed with the SEC by Mallinckrodt and Questcor through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Mallinckrodt will be available free of charge on Mallinckrodt’s internet website at www.mallinckrodt.com or by contacting Mallinckrodt’s Investor Relations Department at (314) 654-6650. Copies of the documents filed with the SEC by Questcor will be available free of charge on Questcor’s internet website at www.questcor.com or by contacting Questcor’s Investor Relations Department at (714) 497-4899.

Participants in the Merger Solicitation

Mallinckrodt, Questcor, their respective directors and certain of their executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Mallinckrodt and Questcor shareholders in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the joint proxy statement/prospectus filed by Questcor and Mallinckrodt with the SEC. Information about the directors and executive officers of Mallinckrodt is set forth in its proxy statement for its 2014 annual general meeting of shareholders, which was filed with the SEC on January 24, 2014 . Information about the directors and executive officers of Questcor is set forth in its amendment to Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2014.